Exhibit 10.6

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter called as “this Agreement”) is made and entered into by and between the following parties on July 25, 2017:

Party A: Zhixiang Technology (Shanghai) Co., Ltd.

Address: A074, Room 126, Block (A), Building 1, No. 492, Anhua Road, Changning District, Shanghai

Party B: Shanghai Zhixiang Technology Co., Ltd.

Address: Room 212-27, F/2, Building 2, No. 38, Debao Road, (Shanghai) Pilot Free Trade Zone, China

Party A and Party B are hereinafter individually called as “Party”, and collectively called as “Parties”.

Whereas,

1.        Party A is a wholly foreign-funded enterprise registered in the People’s Republic of China (hereinafter called as “China”) and owns resources necessarily required for the provision of technical service and consulting service;

2.        Party B is a domestically funded company registered in China, and upon approval of government departments of China, may engage in the technical development, consulting, service and transfer, computer system service, data processing, computer software and hardware development, advertising design, production, agency and release, market information consulting and investigation (social investigation, social research, opinion investigation, opinion test are prohibited), enterprise marketing and planning, E-commerce (value-added telecommunication, financial business are prohibited), computer, software and ancillary equipment sales in the field of network technology, electronic technology, information technology, communication technology, biology technology and environmental protection technology;

3.        Party A agrees to, during the term hereof, provide Party B with exclusive technical and business support, commercial consulting and other service by use of its human resources, technical and information advantages, and Party B agrees to accept such exclusive service provided by Party A or Party A’s designee under this Agreement.

Now therefore, upon agreement through negotiation, Party A and Party B reach the following agreement.

Article 1 Provision of Service by Party A

1.1          Subject to the terms and conditions contained herein, Party B hereby authorizes Party A to, during the term hereof, provide it with full business support, technical service and consulting service as its exclusive service provider, specifically including service from time to time determined by Party A within the business scope of Party B, including without limitation technical service, personnel training, network support, business consulting, intellectual property rights license, equipment or place of office lease, market consulting, system integration, products R&D and system maintenance.

1.2          Party B agrees to accept the consulting and service provided by Party A. Party B further agrees that unless with prior written consent of Party A, during the term hereof, Party B is not allowed to accept any consulting and/or service provided by any third party or cooperate with any third party in connection with those matters described herein. Party A may designate other parties (such designee may sign certain agreement listed in Article 1.3 hereof with Party B) to provide Party B with the consulting and/or service hereunder.

1.3          Mode of provision

1.3.1 The parties agree that during the term hereof, they may sign other technical service agreements and consulting service agreements directly or through their respective affiliates, specifying the specific contents, mode, personnel and charging of the specific technical service and consulting service.

1.3.2 For the purpose of this Agreement, the parties agree that during the term hereof, they may sign certain intellectual property rights (including without limitation software, trademark, patent, technical secrets) licensing agreement directly or through their respective affiliates. Such agreement allows Party B to at any time use Party A’s intellectual property rights based on its business demand.

1.3.3 For the purpose of this Agreement, the parties agree that during the term hereof, they may sign certain equipment or plant lease agreement directly or through their respective affiliates. Such agreement allows Party B to at any time use Party A’s equipment or plant based on its business demand.

Article 2 Calculation and Payment Terms of Service Charges

The parties agree that based on the working quantity and commercial value of technical service provided by Party A to Party B, Party A shall issue the statement of accounts to Party B on a quarterly basis and as per the price confirmed by the parties and that Party B shall pay Party A the corresponding consulting service fee according to the date and amount of such statement of account. Party A has the right to at any time adjust the charging standards of the consulting service fee based on the quantity and contents of consulting service it provides to Party B.

Within fifteen (15) days at the end of each fiscal year, Party B shall submit the financial statements of such year as well as any business records, business contracts and financial data required for the issuance of such financial statements to Party A. In case of any doubt about the financial data delivered by Party B, Party A may assign independent accountant with good standing to perform auditing on the data concerned. Party B should cooperate.

Article 3 Intellectual Property Rights and Confidentiality

3.1 Party A is entitled to exclusive and ownership rights and interests in and to the rights, title, interests and intellectual property rights arising from this Agreement, including without limitation authorship, patent, patent application, trademark, software, technical secrets, business secrets and others, regardless of they are developed by Party A or Party B.

3.2 The parties confirm that any oral or written information they exchange for the purpose of this Agreement is considered as confidential information. Each party is obliged to keep confidential such information. Without prior written consent of the other parties, neither party may disclose any information to any third party, except for the followings: (a) which has been or will be known to the public (but not arising from disclosure by the party receiving such information to the public); (b) which should be disclosed as required by the applicable laws or the rules or regulations of any securities exchange; or (c) which is disclosed by any party to its legal or financial advisor with respect to the transaction contemplated hereunder, provided that such legal or financial advisor is also bound by the confidential obligation that is similar to this article. Disclosure by the officer or institution employed by each party of any confidential information is considered as done by such party, and such party shall undertake the liability for breach of this Agreement. This article remains valid, regardless of termination of this Agreement for any reason.

3.3 The parties agree that this provision remains valid, regardless of change, abolishment or termination of this Agreement.

Article 4 Representation and Warranty

4.1 Party A makes the representations and warranties as follows:

4.1.1 Party A is a company legally registered and validly existing under the laws of China.

4.1.2 Party A executes and performs this Agreement in the capacity of corporate and within its business scope; Party A has already taken necessary corporate action and been appropriately authorized and obtained the consent and approval of the third party and the government authority, without any violation of the laws or other restrictions having a binding on or affecting Party A.

4.1.3 This Agreement constitutes Party A’s legal, valid and binding obligation, as enforced by Party A.

4.2 Party B makes the representations and warranties as follows:

4.2.1 Party B is a company legally registered and validly existing under the laws of China, and may engage in its current business upon approval of the government authority of China.

4.2.2 Party B executes and performs this Agreement in the capacity of corporate and within its business scope; Party B has already taken necessary corporate action and been appropriately authorized and obtained the consent and approval of the third party and the government authority, without any violation of the laws or other restrictions having a binding on or affecting Party B.

4.2.3 This Agreement constitutes Party B’s legal, valid and binding obligation, as enforced by Party A.

Article 5 Effectiveness and Term

5.1 This Agreement is executed and becomes effective on the date specified at the beginning of the text. Unless it is terminated as stipulated in this Agreement or other agreement separately signed by the parties, this Agreement is valid for 10 years. Upon execution hereof, the parties shall review this Agreement once every three months to decide whether or not to make modification or amendment to this Agreement based on the actual situation of that time.

5.2 Prior to the expiration hereof, this Agreement may be renewed upon confirmation by the parties in writing. The renewal term is determined by Party A and unconditionally accepted by Party B.

Article 6 Termination

6.1 Unless it is renewed in accordance with its terms, this Agreement shall be terminated when it expires.

6.2 During the term hereof, Party B is not allowed to terminate this Agreement prior to the expiration, except for Party A’s gross negligence or fraud behavior to Party B. However, Party A shall have the right to at any time terminate this Agreement by giving a 30-day prior written notice to Party B.

6.3 Upon termination hereof, the rights and obligations of each party under Article 3, 7 and 8 shall survival.

Article 7 Applicable Laws and Dispute Resolution

7.1 Execution, effectiveness, interpretation, performance, modification, termination and dispute resolution of this Agreement shall be applicable to the laws of China.

7.2 Any dispute arising from the interpretation and performance of this Agreement shall be first resolved by the parties through friendly negotiation. If, within 30 days after each party makes a request to other parties for dispute resolution through negotiation, no agreement is reached with respect to such dispute, each party may submit to CIETAC for arbitration in accordance with its then arbitration rules in effect. The arbitration is conducted in Beijing, and the language of arbitration is Chinese. The arbitration award is final and has a binding on each party.

7.3 In case of any dispute arising from the interpretation and performance of this Agreement, or if and when any dispute is under arbitration, except for disputed issues, each party shall continue to exercise rights hereunder and perform its obligations hereunder.

Article 8 Indemnification

Party B shall indemnify and hold Party A harmless from any loss, damage, liability or cost arising from any litigation, claim or other demands against Party A as caused by the consulting and service provided by Party A upon request of Party B, except that such loss, damage, liability or cost results from Party A’s gross negligence or intentional improper behavior.

Article 9 Notice

9.1 Notices and other correspondences required or permitted by this Agreement shall be sent to the following address of such party through hand delivery, registered letter with postage prepaid, commercial mail service or fax. Each notice shall be also electronically sent with one copy of written confirmation. It is deemed that such notice has been efficiently served on the following date:

9.1.1 On the date of delivery or rejection at the receiving address specified in the notice, if sent by hand delivery, mail service or registered letter with postage prepaid.

9.1.2 On the date of successful transmission, if sent by fax (as evidenced by the transmission confirmation automatically generated).

9.2 For the purpose of notice, the address of each party is as follows:

Party A:

Address: Room 6006, F/6, Xingyoucheng, No. 580, Tianyaoqiao Road, Xuhui District, Shanghai

Consignee: Guangyuan Cai

Tel.: *********

Party B:

Address: Room 6006, F/6, Xingyoucheng, No. 580, Tianyaoqiao Road, Xuhui District, Shanghai

Consignee: Guangyuan Cai

Tel.: *********

9.3 By giving a notice to other parties in accordance with this article, each party may at any time change its receiving address informed.

Article 10 Transfer

10.1 Without prior written consent of Party A, Party B may not transfer its rights and obligations hereunder to any third party.

10.2 Party B agrees that Party A may transfer its rights and obligations to any third party by giving a prior written notice to Party B, without consent of Party B.

Article 11 Severability

Where one or several of the provisions hereof are held invalid, illegal or unenforceable in any aspect under any laws or regulations, the validity, legitimacy or enforceability of the remaining provisions hereof shall not be affected or prejudiced in any aspect. Each party shall sincerely negotiate with each other to, to the maximum extent permitted by the laws and expected by the parties, replace such invalid, illegal or unenforceable provision by valid provision with economic effects that are similar to such invalid, illegal or unenforceable provisions as possible.

Article 12 Modification and Amendment

Any modification and amendment to this Agreement are made in writing. Such modification agreement and amendment agreement signed by and between the parties in connection with this Agreement shall be an integral part of and have the same legal effects as this Agreement.

Article 13 Language and Counterpart

This Agreement is written in Chinese and made into duplicate with each party holding one copy. Each copy has the same legal effects.

[Signature page to follow]

This page has no text but is the signature page of the Exclusive Business Cooperation Agreement.

Party A:

Zhixiang Technology (Shanghai) Co., Ltd. (seal)

Legal representative:	/s Guangyuan Cai

Party B:

Shanghai Zhixiang Technology Co., Ltd. (seal)

Legal representative:	/s/ Guangyuan Cai